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                                                                EXHIBIT No. 23



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Astrotech International Corporation on Form S-8 (Nos. 33-3360; 33-29754; 33-41687; 33-68010; 33-85106; 33-92314; 33-92406 and 33-99290), and in each related prospectus, and the Post-Effective Amendment to Form S-4 on Form S-3 (Registration Statement No. 33-22719), of our report dated December 6, 1996, on our audits of the consolidated financial statements and financial statement schedule of Astrotech International Corporation and subsidiaries as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, which report is included in this Annual Report on Form 10-K.


600 Grant Street
Pittsburgh, Pennsylvania
December 23, 1996